ACM Municipal Securities Income Fund, Inc.
811-07510
Exhibit 77C

The Special Meeting of Stockholders of ACM Municipal
Securities Income Fund, Inc. ("the Fund") was held on
February 22, 2007 and adjourned until March 15, 2007 and
April 13, 2007. A description of the proposal and number of shares voted at the meeting are as follows:

Proposal                Voted For       Against       Abstain

Common Stock:

Acquisition by Alliance
National Municipal
Income Fund, Inc. of    5,802,291       283,872       261,730
all the assets and the
assumption of all of
the liabilities of the
Fund in exchange for
shares of Alliance
National Municipal
Income Fund, Inc.'s
common stock and
preferred stock to the
holders of,
respectively, the
Fund's common stock and
preferred stock.


Preferred Stock:

Acquisition by Alliance
National Municipal
Income Fund, Inc. of        1,496           60            314
all the assets and the
assumption of all of
the liabilities of the
Fund in exchange for
shares of Alliance
National Municipal
Income Fund, Inc.'s
common stock and
preferred stock to the
holders of,
respectively, the
Fund's common stock and
preferred stock.